Exhibit 23   Consent of Michael Trokey & Company, P.C.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Tempo Bank Employees’ Savings and Profit-Sharing Plan and Trust of our report dated June 14, 2013 relating to the consolidated balance sheets of Sugar Creek Financial Corp. (the “Company”) as of March 31, 2013 and 2012 and the related consolidated statements of earnings, stockholders’ equity and cash flows for the years then ended which was included in the Company’s 424(b)(3) prospectus filed with the Securities and Exchange Commission.

/s/ Michael Trokey & Company, P.C.

St. Louis, Missouri

April 8, 2014